Exhibit 3.1

FOURTH AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PURE ACQUISITION CORP.

Pursuant to Section 242 of the

Delaware General Corporation Law

The undersigned, being a duly authorized officer of PURE ACQUISITION CORP. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.     The name of the Corporation is Pure Acquisition Corp.

2.     The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on November 13, 2017 and was amended and restated on December 12, 2017 (the “Original Certificate”).

3.     The second amended and restated certificate of incorporation, which restated and further amended the provisions of the Original Certificate, was filed with the Secretary of State of the State of Delaware on April 10, 2018 and further amended on April 12, 2018 and further amended on October 11, 2019 and further amended on February 20, 2020 (the “Amended and Restated Certificate”).

4.     This Fourth Amendment to the Amended and Restated Certificate (this “Amendment”) amends the Amended and Restated Certificate.

5.     This Amendment was duly adopted by the affirmative vote of the holders of at least a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

6.     The text of Article TWELFTH, Subsection B is hereby amended and restated to read in full as follows:

“B.     Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2018, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay (i) income or other tax obligations, (ii) up to $10,000 per month for office space, utilities and secretarial and administrative support, and (iii) up to $50,000 for liquidation expenses, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of shares in connection with a vote seeking to amend any provisions of this Second Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity (as described in subsection L hereof) or (iii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination on or before 5:00 p.m., Houston time, on August 21, 2020, or such earlier date as determined by the Board. Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of the Sponsor) are referred to herein as “Public Stockholders.”

7.     The text of Article TWELFTH, Subsection E is hereby amended and restated to read in full as follows:

“E.     In the event that the Corporation has not consummated an initial Business Combination on or before 5:00 p.m., Houston time, on August 21, 2020, or such earlier date as determined by the Board, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation as described in subsection B above (net of taxes payable and up to $50,000 for dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

IN WITNESS WHEREOF, I have signed this Amendment this 19th day of May, 2020.

/s/ Steven W. Tholen
Name: Steven W. Tholen
Title: Chief Financial Officer